AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                      GOLDMAN SACHS ASSET MANAGEMENT, L.P.


     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser
("Adviser"), and GOLDMAN SACHS ASSET MANAGEMENT, L.P., a limited partnership organized under the laws of the state of Delaware and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of May 2, 2005 (as amended, the "Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to investment portfolios of JNL Series Trust.

     WHEREAS, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

     WHEREAS, the Adviser and Sub-Adviser have agreed to a fee reduction for the JNL/Goldman Sachs Emerging Markets Debt Fund.

     WHEREAS, in order to reflect this fee reduction, Schedule B to the Agreement must be amended.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     1.	Schedule  B  to  the  Agreement  is  hereby  deleted and replaced in its entirety  with  Schedule  B  dated  May  24,  2011,  attached  hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of June 15, 2011, effective as of May 24, 2011.

JACKSON NATIONAL ASSET MANAGEMENT, LLC

By:/s/ Mark D. Nerud
Name: Mark D. Nerud
Title: President and CEO

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By: /s/ Maire M. O'Neill
Name: Maire M. O'Neill
Title: Managing Director

                                   SCHEDULE B
                               DATED MAY 24, 2011
                                 (Compensation)

                     JNL/Goldman Sachs Core Plus Bond Fund

AVERAGE DAILY NET ASSETS                                             ANNUAL RATE

$0 to $500 Million                                                   .25%
$500 Million to $1 Billion                                           .17%
Amounts over $1 Billion                                              .15%

                  JNL/Goldman Sachs Emerging Markets Debt Fund

AVERAGE DAILY NET ASSETS                                             ANNUAL RATE

$0 to $200 Million                                                   .50%
$200 Million to $1 Billion                                           .45%
Amounts over $1Billion                                               .40%


JNL/Goldman Sachs Mid Cap Value Fund

AVERAGE DAILY NET ASSETS                                             ANNUAL RATE

$0 to $100 Million                                                   .50%
Amounts over $100 Million                                            .45%

                    JNL/Goldman Sachs U.S. Equity Flex Fund

AVERAGE DAILY NET ASSETS                                             ANNUAL RATE

$0 to $150 Million                                                   .45%
Amounts over $150 Million                                            .40%